Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

McKenzie Bay International, Ltd.

Farmington Hills, Michigan

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 20, 2005 relating to the consolidated financial statements of McKenzie Bay International, Ltd. which is contained in that Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

_______________________________

BDO Seidman, LLP

Grand Rapids, Michigan

June 21, 2006